Reed’s Inc. Announces Strategic Changes to Fuel Future Growth

Enhances Corporate Structure and Plans to Open New Corporate Office in Norwalk, CT

Appoints Iris Snyder as Chief Financial Officer

Appoints Philip Trotman as Director of Marketing

Appoints Beth Brown as Director of Supply Chain and Procurement

LOS ANGELES, July 31, 2018 (GLOBE NEWSWIRE) — Reed’s Inc. (NYSE American: REED), owner of the nation’s leading portfolio of handcrafted, all-natural beverages, today announced that it has completed negotiations for a lease on new office space and plans to relocate its Company headquarters to Norwalk, CT soon after completing the exit of the Company’s production facility in Los Angeles, CA. The Company also announced enhancements to its corporate structure and leadership team.

The Company’s move to Norwalk, CT, is consistent with its recent focus on a streamlined sales and marketing organization that is better positioned for future growth and enhanced profitability. Over the next several months, the Company intends to exit its Los Angeles facility and transition its corporate operations to Norwalk, which will serve as headquarters for the Company’s operations, business development, sales and marketing, finance, supply chain, HR and other corporate functions. With key leadership already based in the Tri-State area, including support agencies leading the Company’s marketing, advertising and public relations efforts, this will ensure a seamless transition.

“Over the last 29 years, Reed’s has been focused on delivering delicious, innovative, all-natural beverages through a handcrafted approach, dedicated to unmatched quality and bold taste. As we continue to spread our mission, it has become increasingly clear that we would be stronger, more effective and more efficient by repositioning the Company as a sales and marketing focused organization to further accelerate future growth,” stated Val Stalowir CEO of Reed’s, Inc. “We believe this move allows us access to an extended and experienced beverage talent pool and strategic advantages being located in the Tri-State area. The planned exit of the Company’s production facility in Los Angeles is expected to improve margins and enhance returns on capital by reducing capital expenditures and eliminating plant related costs including idle plant charges.”

In addition to the relocation announcement, the Company enhanced its leadership. Dan Miles, Chief Financial Officer, has informed the Company he will not be relocating to Connecticut with the move. Iris Snyder has recently joined the Reed’s team and will succeed Mr. Miles as CFO. Mr. Miles will work with Ms. Snyder to ensure a smooth and successful transition.

Iris Snyder was most recently Senior Vice President and Chief Financial Officer for Stoli Group USA. Ms. Snyder headed up Finance and Operations, integrating several wine and spirits brands into the portfolio during her tenure. Prior to Stoli, Iris served as Finance Director for Chobani and held numerous financial positions in multiple divisions for Diageo Plc. Ms. Snyder earned her MBA in Finance Management & Strategy from the Kellogg School of Management at Northwestern University and received her BS in Industrial and Operations Engineering with distinction from the University of Michigan.

The Company also announced the appointments of Philip T. Trotman as Director of Marketing and Beth J. Brown as Director of Supply Chain and Procurement. These appointments will further support the Company’s new direction as a sales and marketing focused organization and enhance the improved operational infrastructure at Reed’s.

Mr. Trotman retains extensive experience in marketing with emerging food and consumer brands. Phil most recently served as Partner of Diadem Partners, where he was the CPG Practice Leader providing strategic marketing support for emerging brands. Phil also served in various management positons in marketing at Colgate Palmolive Company with a 15 year tenure, most recently as Regional Marketing Director for their Caribbean Region. Phil earned his MBA in Marketing and Finance from Columbia University and earned his BA in Political Science from Yale University.

Ms. Brown joins the Company from Zwilling J.A. Henckels where she was Senior Supply Chain Manager. Prior to Zwilling J.A. Henckels, Beth served in multiple supply chain and operational management positions at Diageo Americas and at Pepsi Beverages Company with a focus on systems and processes continuous improvement. Beth earned her MBA with a concentration in Management Information Systems from Northeastern University and earned her BS in Operations Management from Syracuse University.

“We want to thank Dan for his contribution to the Company as he has been a valuable asset to our team and played a key role in the Company’s successful implementation of its business transformation efforts which have begun to deliver improved results,” continued Stalowir. “I believe Iris, Phil, Beth and the rest of the leadership team we have assembled will help accelerate our growth and launch us into the next phase of improved company performance and enhanced shareholder value. We will continue to be guided by our founding principles, and are excited by the significant opportunities ahead.”

About Reed’s, Inc.:

Established in 1989, Reed’s has sold over 500 million bottles of its category leading natural, handcrafted beverages. Reed’s is America’s #1 selling Ginger Beer brand and has been the leader and innovator in the ginger beer category for decades. Virgil’s is America’s #1 selling independent, full line of natural craft sodas. The Reed’s Inc. portfolio is sold in over 30,000 retail doors across the natural, specialty, grocery, drug, club and mass channels nationwide. Reed’s Ginger Beers are unique to the category because of the proprietary process of hand brewing its award-winning products using fresh organic ginger combined with natural spices and fruit juices. Reed’s Ginger Beers come in three levels of increasing ginger intensity that deliver a delicious and powerful ginger bite and burn that only comes from fresh ginger root. The Company uses this same handcrafted approach and dedication to the highest quality ingredients in its award-winning Virgil’s line of great tasting, bold flavored craft sodas.

For more information about Reed’s, please visit the Company’s website at: http://www.reedsinc.com or call 800-99-REEDS.

Follow Reed’s on Twitter at http://twitter.com/drinkreeds

Reed’s Facebook Fan Page at https://www.facebook.com/reedsgingerbrew

CONTACT:

Investor Relations

Scott Van Winkle, ICR

(310) 217-9400 Ext 6

Or (617) 956-6736

Email: ir@reedsinc.com

www.reedsinc.com